Exhibit 23.1

    CONSENT OF INDEPENDENT CHARTERED ACCOUNTANTS



The Board of Directors
Sideware Systems Inc.

We consent to the incorporation by reference in the registration statement on Form S-8 of Sideware Systems Inc.
of our report dated January 26, 2001, except as to note 10(b) and note 14 which are as of February 22, 2001, relating to the consolidated balance sheets of Sideware Systems Inc. as December 31, 2000 and 1999, and the related consolidated statements of operations and deficit and cash flows for the year ended December 31, 2000 and 1999, the eight months ended December 31, 1998, and the year ended April 30, 1998, which report appears in the December 31, 2000 annual report on the second amendment to Form 10-K/A of Sideware Systems Inc. Our report includes additional comments with respect to conditions that cause substantial doubt as to Sideware Systems Inc.'s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

"KPMG LLP"


Chartered Accountants

Vancouver, Canada
July 3, 2001